Exhibit 10.1

                   AGREEMENT TO TERMINATE DEFINITIVE AGREEMENT

This agreement is made and entered into this 23th day of January, 2012 by and between Domark International, Inc. (the Company), and Silk for Less, Inc., a Florida corporation (Silk).

Whereas, on June 3, 2011, the Company executed an Agreement for the Exchange of Common Stock with Silk providing for the issuance of convertible preferred stock of the Company in exchange for all of the outstanding shares of Silk. The closing of the transaction was subject to and wholly conditioned upon the completion of due diligence and the delivery of documents by both parties, including but not limited to the completion and delivery of an audit of the books and records of Silk by a PCAOB member firm acceptable to the Company, and

Whereas, the parties to the agreement desire to mutually terminate the Agreement of June 3, 2011.

Now therefore, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Effective this date, the parties hereto agree to mutually terminate the agreement of June 3, 2011.

2. All property belonging to each party in the possession of the other party will be immediately returned upon execution of this agreement.

3. The parties hereby release each other of any and all claims of any kind or nature, and neither party shall be liable or responsible to the other party for any matters arising out of the June 3, 2011 agreement.

In witness hereof, this agreement is executed at Orlando, Florida as of the day and year written above.

DOMARK INTERNATIONAL, INC.                 SILK FOR LESS, INC.


/s/ R. Thomas Kidd                         /s/ Luis Cardena
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R. Thomas Kidd                             Luis Cardena